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                                                                    Exhibit 99.1

CONTACT:  Timothy S. O'Toole                               FOR IMMEDIATE RELEASE
(513) 762-6702

                          CHEMED SELLS THE OMNIA GROUP

                  CINCINNATI, September 25, 1997 Chemed Corporation (NYSE:CHE) today announced that its wholly owned businesses comprising The Omnia Group have been sold to Banta Corp. (NASDAQ:BNTA) for $50.0 million in cash and $2.3 million in deferred payments.

                  Commenting on the sale, Chemed Chairman and Chief Executive Officer Edward L. Hutton said, "For Chemed's shareholders, the sale of Omnia means we can focus more fully on the operations of our Roto-Rooter Group, in which we invested $100 million last year to acquire the 42 percent minority interest, as well as on Patient Care Inc., our home healthcare subsidiary. Acquisition opportunities for these operations are plentiful, and we expect to accelerate our pace in this area.

                  "The proceeds from the sale of Omnia, as well as those anticipated from our previously announced sale of National Sanitary Supply Co., which is pending, will provide a capital infusion to fund acquisitions, as well as to pay down debt."

                  The Omnia Group manufactures disposable medical and dental products for the primary, acute, and long-term care markets. Banta is a leading competitor in the single-use healthcare products market.

                  Mr. Hutton continued, "Banta was seeking to grow its healthcare products business, and the business of The Omnia Group was an excellent fit. This transaction should prove beneficial to both companies, and the resulting combined company should be a stronger competitor in the healthcare products marketplace."

                  Chemed Corporation, headquartered in Cincinnati, is a diversified public corporation with strategic positions in plumbing and drain cleaning; home healthcare services; residential appliance and air-conditioning repair; and sanitary- maintenance-product distribution.

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